EXHIBIT 10.18



                                  AMENDMENT OF
                 EMPLOYMENT AGREEMENT OF HERBERT F. IMHOFF, JR.

       This Amendment of Employment Agreement (the "Amendment") is made and entered into this 5th day of October 2007, by and between Herbert F. Imhoff, Jr. (the "Executive") and General Employment Enterprises, Inc., an Illinois Corporation (the "Company") (collectively, the "Parties").

       WHEREAS, the Parties entered into an Employment Agreement effective as of August 1, 2001 (the "Agreement"); and

       WHEREAS, the Parties now consider it desirable to amend the terms and conditions of the Agreement by this Amendment to reflect the requirements of Internal Revenue Code Section 409A and to clarify the rights of the Parties;

       NOW THEREFORE, in accordance with Section 13 of the Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties agree as follows:

       1.  The following new Sections 2(b) and 2(c) shall be substituted for
Section 2(b) of the Agreement:

             "(b) Termination. In the event Executive's employment is terminated other than as a result of Executive's death or disability (as defined in Section 2(a) hereinabove) and either by the Company for a reason other than 'Cause' or by the Executive for 'Good Reason,' the Executive shall receive:
       (i) reimbursement for any expenses incurred in connection with outplacement assistance of the Executive up to $25,000,
       (ii) a lump sum cash payment equal to the sum of the Executive's Base Salary and the Average Annual Performance Bonus (as defined below) that would have been provided under Section 3 of this Agreement for the remainder of the Term specified in Section 2(a) above, (iii) the Executive's 'severance bonus,' which equals the Executive's Average Annual Performance Bonus multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination and the denominator of which is 365, and
       (iv) continuation of the Benefits and Perquisites provided under Section 4 of this Agreement for the remainder of the Term specified in Section 2(a) above. In the event that the Company cannot provided any of the Benefits or Perquisites required by clause (iv) above because of applicable law or plan terms, the Executive shall receive a lump sum payment from the Company equal to the value of such Benefits and Perquisites that are not provided, payable within ten (10) business days of termination. To the extent any reimbursements are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the 'Code'), then such expenses must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive's third taxable year following the taxable year in which the termination occurred. For purposes of this Agreement, the Executive's Average Annual Performance Bonus shall be equal to the greater of (y) the Performance Bonus paid to the Executive for the last full fiscal year before employment termination, and (z) the average of the annual Performance Bonus paid the to the Executive for each of the last three full fiscal years before employment termination. Amounts to be paid to the Executive under clauses (i) and (ii) above of this Section 2(b) shall be paid within ten (10) business days of his employment termination.

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             For purposes of this Agreement, 'Cause' shall mean
       (i) conviction of a felony, (ii) an act of dishonesty or fraud that has a material adverse impact on the business of the Company, or (iii) gross negligence in the performance of his duties as Chief Executive Officer of the Company. For purposes of this Agreement, 'Good Reason' shall mean, without the Executive's consent, (i) a material diminution in the Executive's base compensation, (ii) a material diminution in the Executive's authority, duties, or responsibilities;
       (iii) a material change in the geographic location at which the Executive must perform the services; and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. The Executive must provide written notice to the Company within 90 days of the initial existence of one or more of the above conditions to constitute Good Reason. Upon such notice, the Company shall have a period of at least 30 days during which it may remedy the condition. A separation from service will not constitute a termination for Good Reason pursuant this Section 2(b) unless such separation occurs during a period of time not to exceed two years following the initial existence of one or more of the above conditions.

             (c) Notwithstanding any other provisions of this Agreement, but subject to Executive's continued compliance with the provisions of Section 9, in the event that any payment, benefit or distribution by or on behalf of the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this paragraph) (the 'Payments') is determined to be an 'excess parachute payment' pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that the Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the 'Excise Tax'), then the Company shall pay to the Executive an additional amount (the
       'Gross-Up Payment') such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Payments."


       2. The following three new sentences shall be added to Section 11 of the Agreement, immediately after the last sentence thereof:

       "The arbitration shall be conducted in DuPage County, Illinois. The Company shall bear all costs of the arbitration proceeding. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by the Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to the Executive promptly by the Company, if the Executive is successful in asserting such rights."


       3. The following new Sections 17, 18 and 19 shall be added to the Agreement immediately after Section 16 thereof:

           "17. Indemnification and Insurance. For the period from the Commencement Date through at least the sixth anniversary of the Executive's termination of employment from the Company, the Company agrees to maintain the Executive as an insured party on all directors' and officers' insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Executive with at least the same corporate indemnification as its other senior officers.

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           18.  Effect on Other Obligations.  Payments and benefits
       herein provided to the Executive by the Company will be made without regard to and in addition to any other payments or benefits required to be paid to the Executive at any time hereafter under the terms of any other agreement between the Executive and the Company (it being understood and agreed that the Executive will not be entitled to severance or termination benefits in addition to those provided herein under any severance or termination plan of the Company or its affiliates). No payments or benefits provided the Executive hereunder will be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source without violation of this Agreement. In no event will the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

           19. Code Section 409A. This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. If a payment under Sections 2(b) or 4(c) above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee (as defined below) as of his termination, distributions to the Executive may not be made before the date that is six months after the date of his termination or, if earlier, the date of the Executive's death (the
       'Six-Month Delay Rule'). Payments to which the Executive would otherwise be entitled during the first six months following the termination (the 'Six-Month Delay') will be accumulated and paid on the first day of the seventh month following the termination. Notwithstanding the Six-Month Delay Rule set forth in this Section 19(b):

                (a)  To the maximum extent permitted under Code
        Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(iii)
       (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Executive an amount equal to the lesser of (A) the total monthly severance provided under Sections 2(b) and 4(c) above, or (B) one-sixth (1/6) of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code
       Section 401(a)(17) for the year in which the Executive's termination occurs, and (2) the sum of the Executive's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year of the Executive in which his termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Sections 2(b) and 4(c); and

                (b)  To the maximum extent permitted under Code
       Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(v)(D)
       (or any similar or successor provisions), within ten (10) days of the termination, the Company will pay the Executive an amount equal to the applicable dollar amount under Code
       Section 402(g)(1)(B) for the year of the Executive's termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Sections 2(b) and 4(c).

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                (c)  For purposes of this Agreement, 'Specified
       Employee' has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions). The Company's 'specified employee identification date' (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company's 'specified employee effective date' (as described in Treas.
       Reg. 1.409A- 1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year."


                        *       *       *       *


       IN WITNESS WHEREOF, the parties have executed this Amendment on this 5th day of October 2007.




GENERAL EMPLOYMENT ENTERPRISES, INC.                EXECUTIVE

By:  /s/ Sheldon Brottman                           /s/ Herbert F. Imhoff, Jr.
     Sheldon Brottman
     Chairman of the Compensation Committee
     and member of the Board of Directors

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